Exhibit 10.4

BOGOTA SAVINGS BANK

SUPPLEMENTAL EXECUTIVE

RETIREMENT PLAN

Amended and Restated as of January 1, 2016

Bogota, New Jersey

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (hereinafter the “Plan”), effective as of January 1, 2014, as amended and restated effective January 1, 2016 (subject to the approval of the New Jersey Department of Banking and Insurance, Division of Banking), formalizes the understanding by and between Bogota Savings Bank (the “Bank”), a New Jersey state chartered mutual savings bank, and a select group of management or highly compensated employees selected by the Board, hereinafter referred to as “Participant(s)”, who shall be eligible to participate in this Plan by execution of a Supplemental Executive Retirement Plan Joinder Agreement (“Joinder Agreement”) in a form provided by the Bank.

W I T N E S S E T H :

WHEREAS, the Participants serve the Bank as a select group of management or highly compensated employees; and

WHEREAS, the Bank desires to recognize the Participants for their valued, long and faithful service to the Bank and to ensure the continued service with the Bank by such Participants until retirement age; and

WHEREAS, the Participants wish to be assured that they will be entitled to a certain amount of additional compensation for some definite period of time from and after retirement from active service with the Bank or other qualifying termination of service and wish to provide their beneficiaries with benefits after their death; and

WHEREAS, the Bank and the Participants wish to provide the terms and conditions upon which the Bank shall pay such additional compensation to the Participants after retirement or other termination of service and/or death benefits to their beneficiaries after death; and

WHEREAS, the Bank and the Participants intend this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for such Participants; and

WHEREAS, the Bank, through its Board of Directors (the “Board”) has adopted this Plan, subject to the approval of the New Jersey Department of Banking and Insurance, which controls all issues relating to Retirement Benefits described herein; and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) requires that certain types of deferred compensation arrangements comply with its terms or be subject to current taxes and penalties.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Participants agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Administrator” means the Board.

1.2	“Bank” means Bogota Savings Bank and any successor thereto.

1.3

“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in the Participant’s Joinder Agreement or Beneficiary Designation to whom the deceased Participant’s benefits are payable. If no Beneficiary is so designated, then the Participant’s Spouse, if living, will be deemed the Beneficiary. If the Participant’s Spouse is not living, then the Children of the Participant will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of the Participant will be deemed the Beneficiary.

1.4	“Benefit Age” shall mean the age specified on each Participant’s Joinder Agreement.

1.5

“Benefit Eligibility Date” shall be the date on which a Participant is entitled to receive a benefit under the Plan. Unless otherwise set forth in another Section of this Plan, a Participant’s “Benefit Eligibility Date” shall occur on the first day of the month coincident with or next following (i) the month in which the Participant retires following attainment of his Benefit Age; (ii) Participant’s attainment of his Benefit Age, if Participant’s Separation from Service occurs due to voluntary or involuntary termination of employment prior to Benefit Age (other than due to death or Disability or within two (2) years following a Change in Control); (iii) the month in which a Disability determination is made; (iv) the month in which the Participant dies; or (v) the month in which the Participant has a Separation from Service (either voluntarily or involuntarily), if within two (2) years of a Change in Control. Notwithstanding the foregoing, if the Participant is a Specified Employee of a publicly traded company, the Benefit Eligibility Date in the event of a Separation from Service (other than due to death or Disability) shall commence on the later of the date specified above or the first day of the seventh (7th) month following the event which triggers a distribution.

1.6	“Board” means the board of directors of the Bank.

1.7

“Cause” means (a) “cause” as defined in an employment agreement applicable to the Participant, or (b) in the case of a Participant who does not have an employment agreement that defines “cause”: (i) a material violation by a Participant of any applicable material law or regulation respecting the business of the Bank; (ii) a Participant being found guilty of, or Participant entering a plea of nolo contendere to, a felony or an act of dishonesty in connection with the performance of such Participant’s duties for the Bank, or which disqualifies Participant from serving as an executive of the Bank; (iii) Participant is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act, as amended (the “FDIA”), or any other applicable state or federal law or (iv) Participant’s willful or negligent failure to perform his duties hereunder in any material respect.

1.8	“Change in Control” shall have occurred if one or more of the following events occurs:

(a)

A Person (as that term is defined for purposes of Section 13(d) and 14(d)(2) of THE SECURITIES AND EXCHANGE ACT OF 1934) becomes the beneficial owner, directly or indirectly, of securities of, or obtains, directly or indirectly, control of the voting rights in the Bank in a transaction or transactions subject to the notice provision of the Change in Bank Control Act of 1978, as amended, or approval under the Bank Holding Company Act of 1956, as amended;

(b)	A Person other than the Bank becomes the owner of more than 25% of the voting securities or obtains control of more than 25% of the outstanding voting power of the Bank;

(c)

The consummation of a sale, merger, consolidation, recapitalization, reorganization or similar type of transaction with or into the Bank where less than a majority of the combined voting power of the resulting corporation or bank immediately after the sale, merger, consolidation, recapitalization or reorganization is held by persons who held the majority of the voting power of the Bank immediately prior to the sale, merger, consolidation, recapitalization or reorganization;

(d)

The filing by the Bank of a report or proxy statement with the Federal Deposit Insurance Corporation (“FDIC”) or the Securities and Exchange Commission (“SEC”) disclosing that a Change in Control of the Bank has or may have occurred pursuant to any contract or transaction;

(e)

The sale or other disposition of all or substantially all of the business and/or assets of the Bank to a third party, other than a transfer to a Subsidiary (defined for purposes of this Agreement as a corporation or other Person in which a majority of the voting power, voting equity securities or voting equity interest is owned, directly or indirectly by the Bank);

(f)

During any period of two (2) consecutive years, the individuals who constitute the Board at the beginning of the two-year period cease for any reason (other than retirement) to constitute at least a majority of the Board, provided however, that any director elected by a majority of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(g)	A complete liquidation or dissolution of the Bank.

Notwithstanding anything in this Section 1.10 to the contrary, the reorganization of the Bank from a mutual to a stock form of organization shall not constitute a Change in Control.

1.9

“Children” means the Participant’s children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted Children.

1.10	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

1.11

“Disability” means any case in which a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) is determined to be disabled by the Social Security Administration.

1.12	“Disability Benefit” means the monthly benefit payable to the Participant following a determination of the Participant’s Disability as set forth in Section 3.6.

1.13

“Effective Date” of this amendment and restatement of the Plan shall be January 1, 2016, subject to the approval of the New Jersey Department of Banking and Insurance, Division of Banking. The original effective date of the Plan was January 1, 2014.

1.14	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.15	“Estate” means the estate of the Participant.

1.16	“Final Average Compensation” means the average base salary and bonus paid to the Participant over the three consecutive year period ending on the date of the Participant’s Separation from Service.

1.17

“Joinder Agreement” the agreement between the Bank and the Participant which signifies the Participant’s participation and sets forth the features of the Plan as specifically applicable to the Participant.

1.18	“Participant” means an executive who has been selected to participate by the Board and who enters into a Joinder Agreement with the Bank.

1.19	“Payout Period” shall be a period of One Hundred Twenty (120) consecutive months.

1.20	“Plan Year” shall mean the calendar year.

1.21	“Retirement” means the Participant’s Separation from Service as an Executive of the Bank on or after attainment of the Participant’s Benefit Age.

1.22

“Retirement Benefit” means an annual amount payable hereunder to the Participant who retires from or otherwise has a Separation from Service other than for Cause. The Retirement Benefit shall be specified in the Participant’s Joinder Agreement.

1.23.

“Separation from Service” or “Separate from Service” means the Participant’s death, Retirement or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract. If the leave exceeds six months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to an amount less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services as an employee for the Bank). The determination of whether a Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.24	“Specified Employee” with respect to an Employee of a publicly traded company, shall have the meaning set forth in Code Section 409A and the Treasury Regulations promulgated thereunder.

1.25	“Spouse” means the individual to whom the Participant is legally married at the time of the Participant’s death.

1.26

“Survivor’s Benefit” means an annual amount payable to the Beneficiary in monthly installments throughout the Payout Period, as elsewhere detailed hereunder, including, without limitation, subject to Section 3.

1.27	“Treasury Regulations” means the regulations promulgated under the Code.

SECTION II

ESTABLISHMENT OF RABBI TRUST

The Bank may establish a rabbi trust into which the Bank may contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the plan which establishes such rabbi trust, until the contributed assets are paid to the Participants and their Beneficiaries in such manner and at such times as specified in this Plan. The rabbi trust and any assets held therein, if any, shall conform to the terms of the rabbi trust agreement which may be established in conjunction with this Plan. To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. Contributions to the rabbi trust, if any, shall be made during each Plan Year in accordance with the rabbi trust agreement.

SECTION III

BENEFITS

3.1

Retirement Benefit. A Participant who remains in the service of the Bank until attainment of his Benefit Age shall be entitled to the Retirement Benefit. Such Retirement Benefit shall commence on the Benefit Eligibility Date, and shall be payable in monthly installments throughout the Payout Period. In the event a Participant dies after commencement of the Retirement Benefit payments but before completion of all such payments due and owing hereunder, the Bank shall pay to the Participant’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

3.2

Death During Employment. If the Participant dies during employment with the Bank, the Participant’s Beneficiary shall be entitled to a Survivor’s Benefit equal to the Retirement Benefit as if the Participant had terminated employment on the date of death. The Survivor’s Benefit shall commence on the Benefit Eligibility Date and shall be payable in monthly installments throughout the Payout Period.

3.3	Voluntary or Involuntary Termination Prior to Benefit Age.

(a)

If the Participant has a voluntarily or involuntarily Separation from Service prior to the attainment of his Benefit Age for any reason (other than for Cause, the Participant’s death, Disability, or within two (2) years following a Change in Control), the Participant shall be entitled to the monthly Retirement Benefit throughout the Payout Period set forth in Section 1.22(B) hereof, commencing at the Participant’s Benefit Age set forth in the Participant’s Joinder Agreement.

(b)

In the event the Participant dies at any time after commencement of payments hereunder, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Participant’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(c)

In the event the Participant dies after Separation from Service but before commencement of payments hereunder, the Participant’s Beneficiary shall be entitled to the Retirement Benefit that would have been payable to the Participant at his or her Benefit Age, payable over the applicable Payout Period, commencing on the first day of the month following the month in which the Participant dies.

3.4	Termination of Service Related to a Change in Control.

(a)

If the Participant’s Separation from Service occurs on or before the second (2nd) anniversary date of the effective date of the Change in Control, the Retirement Benefit shall commence within thirty (30) days following his Separation from Service, whether or not Participant has reached his Benefit Age, and shall be payable in monthly installments throughout the Payout Period.

(b)

If the Participant’s Separation from Service with the Bank occurs after the second (2nd) anniversary of the effective date of the Change in Control, the Retirement Benefit shall commence at the Participant’s Benefit Age, and shall be payable in monthly installments throughout the Payout Period.

(c)

In the event that the Participant dies at any time after commencement of the payments, but prior to completion of all such payments due and owing hereunder, the Bank, or its successor, shall pay to the Participant’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(d)

If, after such termination of service, the Participant dies prior to commencement of the Retirement Benefit hereunder, the Participant’s Beneficiary shall be entitled to the Survivor’s Benefit which shall commence on the Benefit Eligibility Date. The Survivor’s Benefit shall be payable in monthly installments over the Payout Period.

3.5

Termination for Cause. Notwithstanding any other provision hereof, if the Participant is terminated for Cause, all benefits under this Plan shall be forfeited by the Participant and this Plan shall become null and void as to the Participant.

3.6	Disability Benefit.

(a)

Notwithstanding any other provision hereof, a Participant who has not attained his Benefit Eligibility Date shall be entitled to receive the Disability Benefit hereunder, in any case in which it is determined that the Participant has incurred a Disability. If the Participant’s service is terminated pursuant to this paragraph, the Participant’s Benefit Eligibility Date shall be the first day of the month following the month in which the Disability determination is made. The Disability Benefit shall equal the Retirement Benefit determined as if the Participant had terminated employment on the first day of the month following the month in which the Disability determination is made The Disability Benefit shall be payable in monthly installments over the Payout Period. In the event the Participant dies while receiving payments pursuant to this Subsection, but prior to the completion of all payments due and owing hereunder, the Bank shall pay to the Participant’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)

If the Participant dies after it is determined that such Participant has incurred a Disability but before the commencement of such payments, the Participant’s Beneficiary shall be entitled to the Participant’s Disability Benefit payable over the Payout Period commencing within thirty (30) days of the Participant’s death.

3.7	Non-Competition During and After Employment.

(a)	In order to be eligible for the benefits hereunder, during the period of his service with the Bank and for twelve (12) months following termination of service with the Bank, the Participant shall not:

(i)

without the prior written consent of the Board, actively engage, either directly or indirectly, in any business or other activity which is or may be deemed to be in any way competitive with or adverse to the best interests of the business of the Bank; and

(ii)

without the prior written consent of the Board, become associated with, in the capacity of an employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in New Jersey which enterprise is, or may be deemed to be, competitive with any business carried on by the Bank either during service with the Bank or, as of the date of the Participant’s Separation from Service or his Retirement.

(b)

In the event the Participant violates Section 3.7(a), in addition to Section 3.8 and the suspension of any payments being made to Participant, any benefits previously paid shall be reimbursed to the Bank within thirty (30) days of the Bank’s notification to Participant of its determination that Section 3.7(a) has been violated.

(c)

In the event of an involuntary termination of the Participant’s service by the Bank related to a Change in Control pursuant to Section 3.4, paragraph (a) of this Section 3.7 shall cease to be a condition to the performance by the Bank of its obligations under this Plan.

3.8

Breach. In the event of any breach by the Participant of the agreements and covenants contained herein, the Board shall direct that any unpaid balance of any payments to the Participant under this Plan be suspended, and shall thereupon notify the Participant of such suspensions, in writing. Thereupon, if the Board shall determine that said breach by the Participant has continued for a period of one (1) month following notification of such suspension, all rights of the Participant and his Beneficiaries under this Plan, including rights to further payments hereunder, shall thereupon terminate.

3.9

Release. Notwithstanding anything in this Plan to the contrary, amounts payable under this Section III to the Participant or his Beneficiaries are contingent upon the Participant and/or the Beneficiaries, as applicable, timely signing and not revoking a release of claims in the form provided by the Bank within the thirty (30) day period beginning on the date the Participant or Beneficiary become eligible for the benefit, provided further, that if such thirty (30) day period crosses over into a different calendar year, then the payment shall commence in the later calendar year.

SECTION IV

BENEFICIARY DESIGNATION

The Participant shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as Exhibit A to the Joinder Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator. If the Beneficiary is neither designated or surviving, then the Estate becomes the Beneficiary.

SECTION V

RIGHTS TO ASSETS

The rights of the Participant, any Beneficiary, or any other person claiming through the Participant under this Plan, shall be solely those of an unsecured general creditor of the Bank. The Participant, the Beneficiary, or any other person claiming through the Participant, shall only have the right to receive from the Bank those payments so specified under this Plan. The Participant agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Plan. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Plan, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Participant or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Bank. Any such asset shall be and remain, a general, unpledged, and unrestricted asset of the Bank.

SECTION VI

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. The Participant, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Participant be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Participant, then the Participant shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION VII

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither the Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Participant or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

SECTION VIII

ERISA PROVISIONS

8.1

Named Fiduciary and Administrator. The Board, as Administrator, shall be the “Named Fiduciary” of this Plan, as defined under ERISA. As Administrator, the Board shall be responsible for the management, control and administration of the Plan as established herein. The Board may delegate the administration of the Plan to its executive committee or to a pension committee appointed by the Board. Any committee so delegated shall be entitled to employ advisors and delegate ministerial duties to qualified individuals.

8.2

Claims Procedure and Arbitration. In the event that benefits under this Plan are not paid to the Participant (or to his Beneficiary in the case of the Participant’s death) or the payment of benefits is curtailed for reasons set forth in Sections 3.7(a) or 3.7(b) and such claimant feels that he or she is entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused to be paid. The Administrator shall review said written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within ninety (90) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan or the Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Bank and its Board of Directors shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimant desires a second review, they shall notify the Administrator in writing within sixty (60) days of the date of the first claim denial. Claimant may review this Plan, the Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Joinder Agreement upon which the decision is based.

If claimant continues to dispute the benefit denial based upon completed performance of this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s Commercial Mediation Rules (or by a mediator selected by the parties).

SECTION IX

MISCELLANEOUS

9.1

No Effect on Participant’s Rights. Nothing contained herein will confer upon the Participant the right to be retained in the service of the Bank as an employee or otherwise nor limit the right of the Bank to deal with the Participant without regard to the existence of the Plan.

9.2

State Law. The Plan is established under, and will be construed according to, the laws of the State of New Jersey, to the extent such laws are not preempted by ERISA and valid regulations published thereunder.

9.3	Construction and Severability.

(a)

409A Compliance. This Plan will, at all times, be operated in good faith compliance with Code Section 409A of the Code in accordance with applicable Internal Revenue Service regulations, notices or guidance. In the event of inconsistency, the Plan shall be construed to the maximum extent possible to give effect to the Plan provision in a manner consistent with Code Section 409A and, if such construction is not possible, as if such provision had never been included.

(b)

Severability. In the event that any of the provisions of this Plan or portion thereof are held to be inoperative or invalid by any court of competent jurisdiction, then: (i) insofar as is reasonable, effect will be given to the intent manifested in the provisions held to be invalid or inoperative, and (ii) the invalidity and enforceability of the remaining provisions will not be affected thereby.

9.4

Incapacity of Recipient. In the event the Participant is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

9.5

Unclaimed Benefit. The Participant shall keep the Administrator informed of his current address and the current address of his Beneficiaries. The Administrator shall not be obligated to search for the whereabouts of any person. If the location of the Participant is not made known to the Administrator as of the date upon which any payment of any benefits may first be made, the Administrator shall delay payment of the Participant’s benefit payment(s) until the location of the Participant is made known to the Administrator; however, the Bank shall only be obligated to hold such benefit payment(s) for the Participant until the expiration of thirty-six (36) months. Upon expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Participant’s Beneficiary. If the location of the Participant’s Beneficiary is not made known to the Administrator by the end of an additional two (2) month period following expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Participant’s Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Administrator, the Participant and his Beneficiary (ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Participant and/or Beneficiary under this Plan.

9.6

Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board shall be personally liable to the Participant or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

9.7	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

9.8

Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of the Participant to participate in or be covered by any other corporate benefit available to Participants of the Bank constituting a part of the Bank’s existing or future compensation structure.

9.9

Suicide. Notwithstanding anything to the contrary in this Plan, the benefits otherwise provided herein shall not be payable and this Plan shall become null and void with respect to the Participant if the Participant’s death results from suicide, whether sane or insane, within twenty-four (24) months after the execution of his initial Joinder Agreement under the Plan.

9.10

Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Participant, his successors, heirs, executors, administrators, and Beneficiaries.

9.11	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

9.12

Acceleration of Benefit Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); or (v) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

SECTION X

AMENDMENT/TERMINATION

10.1

This Plan shall not be amended or modified at any time, in whole or part, as to the Participant, without the mutual written consent of the Participant and the Bank, and such mutual consent shall be required even if the Participant is no longer in the service of the Bank.

10.2

Complete Termination. The Board may completely terminate the Plan, without the Participant’s consent, subject to the requirements of Code Section 409A. In the event of complete termination, the Plan shall cease to operate and the Bank shall pay out to the Participant his full Retirement Benefit. If the Participant has not terminated service as of the effective date of the complete termination, the Retirement Benefit shall be calculated as if the Participant had terminated service as of the effective date of the complete termination with payments made in accordance with the applicable payment schedule of Section 3.1 or 3.3 (or in the case of a termination in accordance with Section 10.2(b) below, in accordance with the payment schedule of Section 3.4(a)). Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)

The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in each Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)

The Board may terminate the Plan within the 30 days preceding a Change in Control or one month following a Change in Control, but in the later case, only if the Board which was in existence prior to the Change in Control consents to the termination, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participants and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c)

The Board may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulation 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within twelve (12) months of the termination of the arrangement; (iv) all payments are made within twenty-four (24) months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

(d)	The Board may terminate the Plan pursuant to such other terms and conditions as the Internal Revenue Service may permit from time to time.

SECTION XI

EXECUTION

11.1

This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

11.2	This Plan shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank has caused this amended and restated Plan to be executed and effective as of January 1, 2016, subject to the approval of the New Jersey Department of Banking and Insurance, Division of Banking.

BOGOTA SAVINGS BANK

July 27, 2016	By:	/s/ Steven M. Goldberg
Date	Its:	Chairman, Board of Directors

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

JOINDER AGREEMENT

I, JOSEPH COCCARO, and Bogota Savings Bank hereby agree that I shall participate in the Supplemental Executive Retirement Plan (“Plan”) established by Bogota Savings Bank, as such Plan may now exist or hereafter be modified; and do further agree to the terms and conditions thereof. I understand that my receipt (or my Beneficiary’s receipt) of the Retirement Benefit (or Survivor’s Benefit) shall be subject to all provisions of the Plan, including subject to execution of a release as provided pursuant to Plan Section 3.9. I acknowledge that a copy of the Plan document has been provided to me along with a copy of this Joinder Agreement. I acknowledge that I have read the Plan and agree to be bound by its terms. In the event of any inconsistencies in the Plan and this Joinder Agreement, the terms of the Plan shall control; provided, this Joinder Agreement is to read in conjunction with the Plan and the terms of the Plan shall apply, as specifically supplemented herein.

I understand that I must execute this Supplemental Executive Retirement Plan Joinder Agreement (“Joinder Agreement”) within 30 days of my first becoming eligible for the Plan with respect to amounts deferred in my initial year of eligibility and that thereafter, any amended or new Joinder Agreement I execute shall take effect as of the execution of such Joinder Agreement.

My “Benefit Age” shall be age 65.

My annual “Retirement Benefit” shall be equal to 15% of my Final Average Compensation. Such annual Retirement Benefit shall be paid in twelve equal monthly installments throughout my Payment Period. I shall be entitled to a Retirement Benefit upon my Separation from Service upon attainment of my Benefit Age, or due to voluntary or involuntary Separation from Service prior to Benefit Age (including following a Change in Control) or due to Disability.

My “Payout Period” shall be one hundred twenty (120) consecutive months (i.e., 10 years).

I hereby designate the following individuals as my “Beneficiary” and I am aware that I can subsequently change such designation by submitting to the Administrator, at any subsequent time, and in substantially the form attached hereto as Exhibit A, a written designation of the primary and secondary Beneficiaries to whom payment under the Plan shall be made in the event of my death prior to complete distribution of the benefits due and payable under the Plan. I understand that any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

PRIMARY BENEFICIARY:

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Participant):

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

I hereby consent to the amendment and restatement of the Plan effective January 1, 2016. I further understand that I am entitled to review or obtain a copy of the Plan, at any time, and may do so by contacting the Bank.

Date	Participant

Date	Bank’s Duly Authorized Officer

Exhibit A

BOGOTA SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BENEFICIARY DESIGNATION (FORM FOR AMENDMENT)

The Participant, under the terms of the Supplemental Retirement Plan executed by Bogota Savings Bank, of Bogota, New Jersey hereby designates the following Beneficiary(ies) to receive any guaranteed payments or death benefits under such Plan, following his death:

PRIMARY BENEFICIARY:

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Participant):

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date	Participant

Date	Bank’s Duly Authorized Officer